

Nicolas Party (b. 1980)

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Nicolas Party is known for reviving the use of pastel in contemporary art. Landscape painting's by the artist which contain trees, like the Painting, have sold for as much as $6.6mm over the previous year.

INVESTMENT THESIS

Initial Offering Price
$1,954,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
$4.0m
$2.0m
$0.0m
19
20
21
22
23

Price Appreciation of Similar Works
56.0%

Sharpe Ratio (1995-2021)	watch video
Nicolas Party	Speculative
All Art	0.55
S&P 500	0.56

32% Progress

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Nicolas Party

(b. 1980)

Nicolas Party (b. July 1, 1980, in Lausanne, Switzerland) is a Swiss visual artist living and working in New York City and Brussels.
He is known for his multi-media interdisciplinary immersive exhibitions.
He received his BFA from the Lausanne School of Art in 2004 and his MFA from the Glasgow School of Art, in Glasgow, Scotland in 2009.
Party's work has been the subject of solo exhibitions at the Montreal Museum of Fine Arts, Montreal, the Magritte Museum in Brussels, the Dallas Museum of Art, and the Hirshhorn Museum — Wikipedia

Painting







Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$1,973,438	10	$1,354,273


Average Prices
251.1K
188.3K
125.6K
62.8K
10 11 12 13 14 15 16 17 18 19 20 21


Turnover by Year
6.7M
5.1M
3.4M
1.7M
10 11 12 13 14 15 16 17 18 19 20 21


Lots Auctioned
Sold
Unsold
43
32.25
21.5
10.75
10 11 12 13 14 15 16 17 18 19 20 21

Why we like this painting

- In the wake of Nicolas Party's inaugural exhibition with mega gallery Hauser & Wirth in 2020, the average price point for his works on canvas, linen or board increased from $782,460 in 2020 to $1,947,420 in 2021, a 149% increase over that time period.
- Party's auction price record has been reset on seven separate occasions since his auction debut in 2016.
- The artist has had solo exhibitions at prominent institutions, including the Hirshhorn Museum and Sculpture Garden in Washington D.C. and the Poldi Pezzoli Museum in Milan, Italy. In 2022, the Montreal Museum of Fine Art organized a survey of Party's work, titled "L'Heure Mauve," which included 100 artworks, as well as a series of large-scale murals.
- The Painting is a characteristic example of Swiss artist Nicolas Party's dreamlike landscapes, which employ bright color to explore form and atmosphere.
- Executed in 2014, the Painting depicts a chromatic forest scene with crisply-rendered trees, distinctive for their linear trunks and leafless forms.
- As of April 3, 2023, pastel landscape paintings are of the artist's most desirable works—accounting for four of his top ten auction records.
- Examples of work by the artist similar to the Painting have sold in excess of $1,600,000 at auction and include: *Landscape* (2016), which sold for $1,679,355, in October 2022, *Landscape* (2016), which sold for $2,349,000, in November 2022, and *Landscape* (2015), which sold for $2,958,329, in December 2021

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Initial Offering Price	**$1,954,000**
Offering Circular	sec.gov/edgar

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NICOLAS PARTY

b. 1980, SWITZERLAND



Pastel on canvas | 78 × 43 in. (198 × 122 cm.)

Nicolas Party is a contemporary artist and sculptor known for his vibrant, playful use of color.

$1,954,000

INITIAL OFFERING

56.0%	270.8%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	ANNUAL GROWTH OF RECORD PRICE[2]

The Painting is a characteristic example of Swiss artist Nicolas Party's dreamlike landscapes, which employ bright color to explore form and atmosphere. Executed in 2014, the Painting depicts a chromatic forest scene with crisply-rendered trees, distinctive for their linear trunks and leafless forms. Party's unique vision of the natural world likely derives from his childhood memories of Switzerland's mountainous geography, combined with his early experience as a 3-D animator, which informs the Painting's graphic and surreal aesthetic. Measuring seven feet in height, the Painting expands vertically – visually echoing the grand expanse of the forest. The artist's use of large-format paintings create an immersive experience meant to feel environmental. Party suggests his intent is to "grab the audience directly and 'lock' them in the work as long as possible. When the viewer is inside the painting, my hope is that its complexity can be revealed." In addition to the Painting's typical subject and format, the work also illustrates Party's mastery of pastel — his primary medium. The artist's preferred material was particularly popular in the 17th and 18th centuries, and allows him to work with a sense of speed and immediacy, building up layers of shading and vibrancy with his fingertips. As of April 4, 2023, pastel landscape paintings are some of the artist's most desirable works and account for four of his top ten auction records. Examples similar in scale, subject, and composition to the Painting have sold in excess of $1,600,000 at auction and include: *Landscape* (2016), which sold for £1,482,000 ($1,679,355) at Christie's, London, on October 13, 2022, *Landscape* (2016), which sold for $2,349,000 at Sotheby's, New York, on November 16, 2022, and *Landscape* (2015), which sold for HKD 23,050,000 ($2,958,329) at Christie's, Hong Kong, on December 1, 2021.

The Painting's subject, format, and medium make it a commercial and desirable work by Nicolas Party.

AS OF APRIL 4, 2023, PARTY'S TOP THREE AUCTION RECORDS ARE LED BY: *BLUE SUNSET* (2018), WHICH SOLD FOR HKD 52,050,000 ($6,667,293) AT CHRISTIE'S, HONG KONG, ON NOVEMBER 30, 2022, *LANDSCAPE* (2021), WHICH SOLD FOR $3,270,000 AT CHRISTIE'S, NEW YORK, ON NOVEMBER 9, 2021, AND *LANDSCAPE* (2015), WHICH SOLD FOR HKD 23,050,000 ($2,958,329) AT CHRISTIE'S, HONG KONG, ON DECEMBER 1, 2021.

Nicolas Party's auction market debut was in 2016, and his first pastel on canvas sold in a charity auction at Phillips, New York in 2018 for $330,000, more than four times its presale estimate of $60,000 to $80,000. In the wake of his inaugural exhibition with mega gallery Hauser & Wirth in 2020, the average price point for Party's works on canvas, linen or board increased from $782,460 in 2020 to $1,947,420 in 2021, a 149% increase over that time period. As of April 4, 2023, Party's top ten price records at auction have all been achieved since October 2021, and are dominated by his fantastical landscapes and still life paintings. As of April 4, 2023, his top three auction records are led by: *Blue Sunset* (2018), which sold for HKD 52,050,000 ($6,667,293) at Christie's, Hong Kong, on November 30, 2022, *Landscape* (2021), which sold for $3,270,000 at Christie's, New York, on November 9, 2021, *Landscape* (2015), which sold for HKD 23,050,000 ($2,958,329) at Christie's, Hong Kong, on December 1, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[3,4]


$7.0M
$5.3M
$3.5M
$1.8M
2018
2019
2020
2021
2022
2023

Nicolas Party (b. 1980, Lausanne, Switzerland) is a contemporary artist and sculptor known for his vibrant, playful use of color. His primary medium is soft pastel, which heightens the intensity of his palettes and contributes to his unique visual language, which often returns to fantastical landscapes, still lifes and surrealist figures. In the early 1990s Party was involved in the Swiss graffiti scene, and enrolled at the Lausanne School of Art, where he received a BA degree in 2004. In 2009, he completed a Masters of Fine Art at the Glasgow School of Art and the following year received successive solo shows at galleries in Lausanne, Glasgow and Edinburgh. In 2016, Party was commissioned to produce a site-specific mural at the Dallas Museum of Art, which constituted his first solo institutional presentation in the United States. He subsequently created a similar mural for the Hammer Museum in Los Angeles. The artist has received additional solo exhibitions at other prominent institutions, including the Hirshhorn Museum and Sculpture Garden in Washington D.C. and the Poldi Pezzoli Museum in Milan, Italy. In 2022, the Montreal Museum of Fine Art organized a survey of Party's work, titled "L'Heure Mauve," which included 100 artworks, as well as a series of large-scale murals. His work is included in several prominent collections, including the Hammer Museum in Los Angeles, the Long Museum in Shanghai, China, the Foundation Louis Vuitton in Paris, and the Rubell Family Collection in Miami, among others. As of April 4, 2023 the artist splits his time between New York and Brussels, and is represented by several prominent galleries, including Hauser & Wirth and Xavier Hufkens.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Nicolas Party have a record price compound annual growth rate ("CAGR") of 270.8% from June 15, 2016 to December 31, 2022. This calculation is based on (i) a record price of $1,037 on June 15, 2016, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,525,333, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

4. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Nicolas Party with the following criteria: landscape and cityscape paintings executed on canvas or linen executed 2014 to present. The set of similar works includes a painting acquired by Masterworks 241, LLC, at Sotheby's, London The Now Evening Sale held on March 1, 2023 for £1,439,500 ($1,730,687). The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 56.0% CAGR implied from selected sales occurring from September 21, 2018 to March 1, 2023.